Exhibit 10.8

Execution Version

AMENDED AND RESTATED LICENSE AGREEMENT – US

BETWEEN

BIOVENTUS LLC

AND

Q-MED AB

AND

NESTLÉ SKIN HEALTH S.A.

December 9, 2016

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED LICENSE AGREEMENT – US

This Amended and Restated License Agreement – US (together with all schedules and exhibits attached hereto, the “Agreement”), is made and entered into this December 9, 2016 (the “Amendment Effective Date”), by and among Q-Med AB, a limited liability company organized under the laws of the Kingdom of Sweden with corporate registration number 556258-6882 (“Q-Med”), Nestlé Skin Health S.A., a corporation organized under the laws of Switzerland (“NSH”), and Bioventus LLC, a limited liability company organized under the laws of Delaware (“Bioventus”). Each of (i) Q-Med and NSH, on the one hand, and (ii) Bioventus, on the other hand, shall be referred to herein as a “Party” and collectively as the “Parties.” This Agreement shall amend, supersede and replace the Current US License Agreement (as defined below).

BACKGROUND:

Q-Med has developed its DUROLANE® product containing polymerized and cross-linked hyaluronic acid, wherein the hyaluronic acid is derived from non-animal sources, for the treatment of articular osteoarthritis in synovial joints. On June 27, 2006 (the “Initial Effective Date”), Smith & Nephew, Inc. (“S&N”) and Q-Med entered into: (i) that certain License Agreement (as amended by the Amendment, dated July 13, 2009, the “Original License Agreement”) pursuant to which Q-Med granted, and S&N obtained, the rights and licenses set forth therein with respect to such DUROLANE® product, and (ii) that certain Supply Agreement (the “Original Supply Agreement”).

Pursuant to a Consent and Waiver Letter, dated December 31, 2011, from S&N to Q-Med (the “Consent Letter”), (i) certain terms of the Original License Agreement were amended (as so amended, the “Amended License Agreement”), (ii) certain terms of the Original Supply Agreement were amended (as so amended, the “Amended Supply Agreement”) and (iii) Q-Med consented to the assignment by S&N of its rights and obligations under the Amended License Agreement to Bioventus Limited, a limited liability company organized under the laws of Jersey.

Pursuant to an Amended and Restated License Agreement – Worldwide Excluding the US (ROW), dated December 31, 2013, Q-Med, Galderma S.A. (“GSA”) and Bioventus Limited further amended the Amended License Agreement to cover matters related to the worldwide territory excluding the United States (the “Current ROW License Agreement”) and simultaneously entered into an amendment to the Amended License Agreement (the “Current US License Agreement”) and the Amended Supply Agreement (the “Current US Supply Agreement”), in each case to cover matters related to the United States, while pursuant to an Amended and Restated Supply Agreement – Worldwide Excluding the US (ROW), dated December 31, 2013, Q-Med, GSA and Bioventus Coöperatief U.A., a limited liability company organized under the laws of the Netherlands, further amended the Amended Supply Agreement to cover matters related to the worldwide territory excluding the United States (the “Current ROW Supply Agreement”).

Pursuant to a Nasha Trademark License dated November 16, 2015 (“Current Nasha License Agreement”), Q-Med and Galderma licensed the NASHA trademark to Bioventus Limited to cover matters related to the worldwide territory excluding the United States.

Q-Med, NSH, GSA and Bioventus desire to amend and restate the Current US License Agreement by entering into this Agreement and simultaneously enter into an amendment to the Current US Supply Agreement (“New US Supply Agreement”) and a license agreement similar to the Current Nasha Trademark License to cover matters in the United States (“New Nasha Amended License Agreement”).

The Parties agree as follows:

Article 1. DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“AAA” shall have the meaning set forth in Section 13.3.

“Affiliate” of an entity means any company or entity which controls, is controlled by or is under common control with such company or entity, where control, for purposes of this definition, means (i) the possession, directly or indirectly, of the power to direct the management or policies of the company or entity or to veto any material decision relating to the management or policies of the company or entity or a majority of the composition of the board of directors (or similar governing body), in each case, whether through the ownership of voting securities or by contract, or (ii) the beneficial ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities of a Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended License Agreement” shall have the meaning set forth in the Background.

“Amended Supply Agreement” shall have the meaning set forth in the Background.

“Amendment Effective Date” shall have the meaning set forth in the Preamble.

“Bioventus” shall have the meaning set forth in the Preamble.

“Bioventus Change of Control” means (x) the acquisition by a Third Party of a majority of the combined voting power of the then outstanding voting securities of Bioventus, (y) the sale, transfer or other disposition to a Third Party of all or substantially all of the assets of Bioventus to which this Agreement relates or (z) the merger or consolidation of Bioventus, as a result of which Persons who were stockholders of Bioventus, as applicable, immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the merged or consolidated company.

“Bioventus Indemnified Parties” shall have the meaning set forth in Section 10.1.

“Breaching Party” shall have the meaning set forth in Section 12.2.

“Business Day” means any day between and including Monday through Friday; provided, that, with respect to any payment to be made or forecast or notice to be provided hereunder by a Party, if the date on which such payment, forecast or notice is due falls on a national bank holiday in the country in which the principal place of business of either Party (or, in the case of a payment, only the paying Party) is located, such payment or notice shall be due on the next day on which banks in such country(ies) are open for business and such forecast shall be due on the preceding day on which banks in such country(ies) are open for business.

“Chinese Study” means the [***].

“Commercialization” or “Commercialize” means, with respect to a product, any and all activities directed to marketing, promoting, distributing, importing, offering to sell and/or selling such product, including market research, medical education programs, securing appropriate reimbursement, billing and coding support for physicians and clinics, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, support of medical meetings, direct mail, telemarketing, and tele-detailing, media placement and advertising, field marketing events such as peer influence programs featuring medical thought leaders, educational grants, sales meetings, adverse event reporting and post-market surveillance studies, whether for marketing purposes, regulatory compliance or as a condition to obtaining a Regulatory Approval.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party relative to objective, reasonable, diligent, and good faith efforts utilizing sound and reasonable scientific, business and medical practice and judgment to accomplish such objective that such Party would normally use to accomplish a similar objective under similar circumstances; it being understood and agreed that with respect to the Commercialization of Licensed Product by Bioventus, such effort shall be substantially equivalent to those efforts and resources commonly used by global medical device companies for other medical devices at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, anticipated labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, commercial value of the Licensed Product, alternative products and other relevant factors.

“Competitive Product” means any single-injection-regimen or dual-injection-regimen medical device approved by the FDA for the treatment of pain or other symptoms of osteoarthritis (OA) of the knee whose mode of action is based primarily on hyaluronic acid (sodium hyaluronate).

“Confidential Information” shall have the meaning set forth in Section 11.1.

“Consent Letter” shall have the meaning set forth in the Background.

“Control” or “Controlled” means, with respect to any item of Information or any intellectual property right, the possession (other than pursuant to this Agreement) of the right or ability of a Party or any of its Affiliates to grant to the other Party or a Third Party access to and/or a license under such item or right as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Initial Effective Date.

“Current Nasha License Agreement” shall have the meaning set forth in the Background.

“Current ROW License Agreement” shall have the meaning set forth in the Background.

“Current ROW Supply Agreement” shall have the meaning set forth in the Background.

“Current US License Agreement” shall have the meaning set forth in the Background.

“Current US Supply Agreement” shall have the meaning set forth in the Background.

“Durolane IP Claim” shall have the meaning set forth in Section 10.3(a).

“FDA” means the U.S. Food and Drug Administration.

“Field Infringement” shall have the meaning set forth in Section 7.3(a).

“HA” means hyaluronic acid and any derivatives thereof (other than Stabilized HA).

“IDE” means an investigational device exemption or other applications required to be submitted to Regulatory Authorities and be approved or otherwise legally effective before the commencement of any human clinical study of a Licensed Product.

“Improvement” means any improvement or modification of a Licensed Product in the Licensed Field.

“Information” means any and all know-how and information, trade secrets, clinical development and other technical and marketing information (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that are necessary or reasonably useful, in the ordinary course of business, for Commercializing a Licensed Product in the Territory; provided, that Information shall not include information that either Party is under an obligation to Third Parties not to disclose, such as patient data.

“Initial Effective Date” shall have the meaning set forth in the Background.

“Initial Regulatory Approval Date” shall have the meaning set forth in Section 6.1(b).

“Initial Variable Royalty Amount” shall have the meaning set forth in Section 6.3.

“Invention” means all improvements, inventions, discoveries and other improvements (whether or not patentable), know-how and information, trade secrets, pre-clinical and clinical development and other information (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that are generated, conceived or first reduced to practice in the course of conducting activities under this Agreement by one or more individuals who are employees, agents, consultants or subcontractors of one of the Parties.

“J-Code Date” means the date the unique CMS J-code for the Licensed Product becomes effective.

“Knowledge” means the actual knowledge of the officers and directors of Q-Med or NSH.

“Licensed Field” means the prevention or treatment of pain due to osteoarthritis.

“Licensed Product” means the product comprising a biocompatible gel composition formed from Stabilized HA, which product is currently manufactured by Q-Med under the trademark, “DUROLANE®” in the form in existence on the Amendment Effective Date (including all Improvements thereto).

“Lien” means any pledge, security interest, lien, reservation, exception, covenant, condition, restriction, lease, encumbrance, charge, judgment, license or claim.

“Losses” shall have the meaning set forth in Section 10.1.

“Minimum Sales Requirement” shall have the meaning set forth in Section 6.4.

“Net Sales” means the gross sales invoiced to Third Parties by Bioventus, its Affiliates or Sublicensees for the Licensed Products in finished packaged form (including all syringes and other administration devices and accessories), less the following deductions (to the extent such amounts are included in the amount invoiced for such Licensed Product):

(a) any refunds for rejects, defects and returned product (including those subject to recall), any trade, quantity, promotional and other customary discounts actually allowed and taken directly with respect to such sales, including, without limitation, administration, data and inventory management fees paid in connection with sales to wholesalers and specialty pharmacies; provided, that where any such discount is based on sales of a bundled set of products in which Licensed Product is included, the discount shall be allocated to such Licensed Product on a pro rata basis based upon the sales value (i.e. the unit average selling price in the prior quarter multiplied by the unit volume) of such Licensed Product relative to the sales value contributed by the other constituent products in the bundled set, with respect to such sale;

(b) any rebates (including rebates to governmental authorities and managed care organizations);

(c) any sales, use, occupation, or excise taxes, duties or other governmental charges imposed and paid with respect to the sale, delivery or use of such Licensed Products (excluding national, state or local taxes based on income); and

(d) any freight, postage, or transportation insurance charges.

“New Nasha Amended License Agreement” shall have the meaning set forth in the Background.

“New US Supply Agreement” shall have the meaning set forth in the Background.

“Notice of Claim” shall have the meaning set forth in Section 13.3.

“Original License Agreement” shall have the meaning set forth in the Background.

“Original Supply Agreement” shall have the meaning set forth in the Background.

“Out-of-Field Use” shall have the meaning set forth in Section 5.1.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity or other Regulatory Authority, or any other entity or body.

“Q-Med” shall have the meaning set forth in the Preamble.

“Q-Med Field” means all fields that are not included in the Licensed Field.

“Q-Med Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Q-Med Information” means all Information that is Controlled by Q-Med or NSH at any time prior to, or on, the Amendment Effective Date, or during the Term.

“Q-Med IP” means the Q-Med Patents, the Q-Med Trademarks and the Q-Med Information, other than the Q-Med Manufacturing Technology.

“Q-Med Manufacturing Technology” means, to the extent Controlled by Q-Med or NSH at any time prior to, or on, the Amendment Effective Date, or during the Term, any and all know-how and information, trade secrets and other technical information (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form, that relates to the synthesis, formulation, manufacture, finishing, or packaging of Licensed Product, including any analytical methods and other quality control and assurance methods, including all processes, procedures, and techniques.

“Q-Med Patents” means the patent and patent applications set forth on Schedule A and any other patent or patent application in the Territory Controlled by Q-Med or NSH at any time prior to, or on, the Amendment Effective Date, or during the Term that covers the composition of matter or a method of manufacture or use of a Licensed Product in the Licensed Field, together with any extensions, reissues, continuations, divisionals, continuations-in-part, reexamination certificates, substitutions or renewals, supplemental protection certificates or certificates of inventions thereof Controlled by Q-Med, NSH, or any of their Affiliates.

“Q-Med Trademarks” means each trademark set forth on Schedule B and the durolane.com domain name.

“Quality Agreement” means the Amended and Restated Quality Agreement – US, dated as of the date hereof, entered into by Q-Med and Bioventus. The Quality Agreement will be an exhibit to the New US Supply Agreement and incorporated therein.

“Quarterly Period” means each fiscal quarter of Bioventus.

“Quarterly Royalty Amount” shall have the meaning set forth in Section 6.3.

“Regulatory Approval” means, with respect to a product, any and all approvals (including any necessary governmental price or reimbursement approvals), licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the use, storage, import, promotion, marketing and sale of such product in the Territory.

“Regulatory Authority” means the FDA and any competent or other governmental authority (whether federal, state, provincial, municipal or other) regulating the exportation, importation, use, or Commercialization of medical devices.

“Regulatory Filing” means the relevant application for Regulatory Approval of a Licensed Product.

“Royalty Year” means each fiscal year of Bioventus beginning in the year in which, following Regulatory Approval of a Licensed Product (if applicable), the Licensed Product is first commercially sold by Bioventus in the Territory to a Third Party.

“S&N” shall have the meaning set forth in the Background.

“Shortfall Payment” shall have the meaning set forth in Section 6.5(a).

“Stabilized HA” means polymerized and cross-linked hyaluronic acid, wherein the hyaluronic acid is derived from non-animal sources.

“Sublicensee” means an entity to which Bioventus grants a sublicense of its rights pursuant to Section 2.2 of this Agreement or otherwise grants any right to promote, distribute and sell a Licensed Product in the Territory (other than wholesalers and physical distributors).

“Supply Purchase Price” means the purchase price paid by Bioventus under the New US Supply Agreement for the Licensed Products.

“Term” shall have the meaning set forth in Section 12.1.

“Termination Date” shall have the meaning set forth in Section 12.1.

“Terminating Party” shall have the meaning set forth in Section 12.2.

“Territory” means the [***].

“Third Party” means any Person other than Q-Med, NSH, Bioventus or their respective Affiliates.

“Unit” means one (1) pre-filled syringe containing three (3) milliliters of Licensed Product or such other units of Licensed Product as the Parties shall designate and specify in the applicable Specifications.

“Variable Royalty” shall have the meaning set forth in Section 6.2(a).

1.2 Interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”);

(b) “Herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(c) All definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

(d) Unless otherwise provided, all references to Sections, Articles and Appendices are to Sections, Articles and Appendices of and to this Agreement;

(e) All references to days, months, quarters, or years are references to calendar days, calendar months, calendar quarters, or calendar years; and

(f) Any reference to any supranational, national, federal, state, local, or foreign statue or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Article 2. LICENSE GRANTS

2.1 Grant. Q-Med and NSH hereby grant to Bioventus the exclusive license under the Q-Med IP to Commercialize, but not to develop or manufacture, the Licensed Product in the Licensed Field in the Territory. Bioventus may sublicense the rights granted under this Section 2.1 only to the extent provided in Section 2.2.

2.2 Right to Sublicense. Bioventus may sublicense the rights granted under Section 2.1 without the consent of Q-Med or NSH to (i) any of its Affiliates so long as such entity remains an Affiliate, and (ii) any Third Party approved by Q-Med (such approval not to be unreasonably withheld, conditioned or delayed). In each such sublicensing case, Bioventus shall remain jointly and severally liable to Q-Med for compliance with the terms of this Agreement, including all diligence, payment and reporting obligations. If Bioventus grants any such sublicense, it shall promptly notify Q-Med in writing and provide such information about the Sublicensee and the sublicense agreement as Q-Med reasonably requests. Bioventus shall cause such sublicensees to comply fully with the terms and conditions set forth in this Agreement and applicable laws and regulations with respect to the Commercialization of the Licensed Product.

2.3 Improvements. Subject to Section 6.5(b), all Improvements Controlled by Q-Med or NSH, including without limitation, prior to, or on, the Amendment Effective Date, or during the Term, shall be included under the licenses granted to Bioventus under Section 2.1.

2.4 Reservation of Rights; No Implied Rights. Except as expressly stated herein, Bioventus shall have no other right to use, or interest in, the Q-Med IP. Specifically, Bioventus shall not have any interest in any patents, trademarks or other intellectual property owned, licensed, developed or controlled by Q-Med or NSH, other than such rights in the Licensed Field as are expressly provided in this Agreement. Q-Med and NSH make no grant of intellectual property rights by implication. Bioventus makes no express or implied grant of intellectual property rights.

Article 3. RESTRICTIVE COVENANTS

3.1 Non-Compete. Subject to Section 6.5(c), during the period commencing on the Amendment Effective Date and ending on the earlier of (a) the Termination Date, and (b) the [***] ([***]) anniversary of the Initial Regulatory Approval Date, neither Q-Med nor NSH, nor any of their Affiliates, shall, directly or indirectly, Commercialize in the Licensed Field in the Territory any Competitive Product. Subject to Section 6.5(c), during the period commencing on the Amendment Effective Date and ending on the earlier of (a) the Termination Date, and (b) the [***] ([***]) anniversary of the Amendment Effective Date, neither Bioventus nor any of its Affiliates shall, directly or indirectly, Commercialize in the Licensed Field in the Territory any Competitive Product, other than Licensed Products. For clarity, Bioventus and its Affiliates shall retain their respective rights to Commercialize any multi-injection (three or more) HA products in the Licensed Field and in the Territory.

Article 4. REGULATORY

4.1 Regulatory Obligations.

(a) Responsibilities. Bioventus will be solely responsible for obtaining (and solely responsible for the costs of obtaining) Regulatory Approvals of Licensed Product in the Territory. Notwithstanding the foregoing, and in addition to Bioventus’ access rights to Regulatory Submissions (as such term is defined in the New US Supply Agreement) as set forth in Section 2.5 of the New US Supply Agreement, Q-Med and NSH shall use Commercially Reasonable Efforts to provide to Bioventus in a timely manner the internal resources to support Bioventus’ activities to Commercialize the Licensed Products in the Territory, including manufacturing activities, quality activities, and preparation of data and written materials relating to Q-Med’s and NSH’s confidential regulatory and manufacturing information for Bioventus’ submission or presentation to the FDA or that may be requested by authorities. As Bioventus will be providing the clinical data for any FDA filings, Q-Med and NSH may elect to support, but do not have the obligation to support, work on the clinical data-related sections of any FDA filing.

(b) Participation. Bioventus will conduct all regulatory matters with the FDA. Q-Med and NSH shall have the right, but not the obligation, to attend all FDA meetings and review all written correspondence with the FDA prior to any submission. Bioventus will give reasonable consideration to Q-Med’s and NSH’s comments. For clarity, Bioventus, on the one hand, and Q-Med and NSH, on the other hand, will each have the right to review the other Party’s correspondence with the FDA regarding the Licensed Products. In furtherance of the foregoing, Bioventus shall provide to Q-Med and NSH, and Q-Med and NSH shall provide to Bioventus, any written materials received from the FDA within [***] ([***]) Business Days of receipt thereof, and Bioventus shall provide to Q-Med and NSH, and Q-Med and NSH shall provide to Bioventus, any written materials to be provided to the FDA that involve substantive issues associated with the Licensed Products prior to submission thereof, and each Party will use Commercially Reasonable Efforts to provide to the other Party such written materials within a reasonable amount of time to allow the other Party to comment on such written materials prior to submission thereof. For the avoidance of doubt, (i) no materials shall be submitted to the FDA without the prior approval of the other Party unless the circumstances make obtaining such prior approval reasonably impractical and (ii) complete and accurate copies of all submissions to the FDA shall be provided to the other Party.

4.2 Ownership of Regulatory Approvals. All IDEs and other Regulatory Approvals for the sale of Licensed Product in the Licensed Field submitted or amended after the Initial Effective Date shall be submitted and owned by Bioventus or one of its Affiliates.

4.3 Adverse Event Reporting. The Parties shall comply with the safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning adverse events and product complaints in effect on the Amendment Effective Date which are sufficient to permit each Party to comply with its vigilance and medical device reporting and other legal obligations, including, in the case of Q-Med, any such obligations in respect of other products containing HA that are manufactured or sold by Q-Med. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. Bioventus shall be responsible for reporting all adverse events to the appropriate Regulatory Authorities in the Territory in accordance with applicable laws and regulatory requirements and for establishing and maintaining all required files of product complaints and reportable events. Bioventus shall ensure that its Affiliates and Sublicensees comply with all such reporting obligations.

4.4 Other Regulatory Matters. Except as otherwise expressly provided in this Article 4, Bioventus shall comply with all other legal and regulatory requirements to obtain and maintain all Regulatory Approvals and to Commercialize the Licensed Product in the Licensed Field in the Territory, including establishment and device listing obligations. Each Party shall comply with its respective obligations under the Quality Agreement.

Article 5. COMMERCIALIZATION

5.1 Prohibited Marketing and Sales Activities. Bioventus shall cause its and its Affiliates’ and permitted Sublicensees’ sales representatives to promote the sale of the Licensed Product to only physicians and other medical professionals who practice medicine, and their patients, in the Licensed Field. Bioventus shall use Commercially Reasonable Efforts, subject to and conditioned upon compliance with all laws, rules and regulations applicable to Bioventus business and operations, to prevent the marketing, promotion and sale of the Licensed Product by Bioventus, its Affiliates and Sublicensees and distributors for use outside the Licensed Field (an “Out-of-Field Use”). If Q-Med believes that Licensed Products have been or are being used for an Out-of-Field Use, Q-Med shall present Bioventus with such evidence of such Out-of-Field Use available to Q-Med. Subject to the right to dispute such claim pursuant to the procedures set forth in Section 13.3, Bioventus shall take prompt action seeking to further prevent the marketing, promotion and sale of Licensed Product for an Out-of-Field Use.

5.2 Compliance with Laws. Bioventus shall, and shall cause all Affiliates and Sublicensees to, comply with all applicable federal, national, state, provincial and local laws, regulations, rules, orders and guidelines applicable to the transportation, labeling, Commercialization and use of the Licensed Product. Q-Med and NSH shall, and shall cause their Affiliates to, comply with all applicable federal, national, state, provincial and local laws, regulations, rules, order and guidelines applicable to their performance of any of their duties and obligations of this Agreement.

5.3 Labeling. To the extent required by applicable law, all labeling, packaging and promotional materials for the Licensed Product shall display such names and logos, including the identity of the manufacturer of the Licensed Product, as directed by Q-Med.

Article 6. CONSIDERATION AND PAYMENTS

6.1 Milestone Payments.

(a) As compensation for data and manufacturing documentation with respect to the Licensed Products generated by Q-Med at its own expense, Bioventus will pay to Q-Med AB one non-refundable fee of [***] Dollars ([***] USD) within [***] ([***]) Business Days after the Amendment Effective Date.

(b) Bioventus will pay to Q-Med AB one non-refundable fee of [***] Dollars ([***] USD) within [***] ([***]) Business Days after receiving Regulatory Approval for the first Licensed Product that has a duration claim of [***] ([***]) months or longer (the date of receipt of such Regulatory Approval, the “Initial Regulatory Approval Date”).

(c) Bioventus will pay to Q-Med AB one non-refundable fee of [***] Dollars ([***] USD) within [***] ([***]) Business Days after the first J-Code Date.

6.2 Variable Compensation.

(a) Bioventus shall pay Q-Med a variable annual royalty on the Unit sales of the Licensed Products (“Variable Royalty”). The Variable Royalty shall be calculated annually within [***] ([***]) days after the end of each Royalty Year so that the aggregate amount of the Supply Purchase Price and the Variable Royalty in the Royalty Year equals [***] percent ([***]%) of Bioventus’ Net Sales of Licensed Products for that Royalty Year. For the avoidance of doubt, the aggregate of the Variable Royalty and the purchase price of the Licensed Product shall never be less than SEK [***].

(b) If in any Royalty Year after the one year anniversary of the J-Code Date, Unit sales of Licensed Products are greater than [***] ([***]) times the applicable Minimum Sales Requirement for such Royalty Year, then with respect to the incremental Unit sales in such Royalty Year that are greater than [***] ([***]) times the applicable Minimum Sales Requirement but less than [***] ([***]) times the applicable Minimum Sales Requirement, the Variable Royalty with respect to such incremental Unit sales shall be calculated so that the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of Licensed Products for that Royalty Year. By way of example, if in Royalty Year 3, Bioventus sold an aggregate of [***] Units, then the Variable Royalty for Royalty Year 3 would be calculated so that the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of the first [***] Units of Licensed Products sold in Royalty Year 3 and the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of the last [***] Units of Licensed Products sold in Royalty Year 3.

(c) If in any Royalty Year after the one year anniversary of the J-Code Date, Unit sales of Licensed Products are greater than [***] ([***]) times the applicable Minimum Sales Requirement for such Royalty Year, then with respect to the incremental Unit sales in such Royalty Year that are greater than [***] ([***]) times the applicable Minimum Sales Requirement, the Variable Royalty with respect to such incremental Unit sales shall be calculated so that the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of Licensed Product that Royalty Year. By way of example, if in Royalty Year 3, Bioventus sold an aggregate of [***] Units, then the Variable Royalty for Royalty Year 3 would be calculated so that the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of the first [***] Units of Licensed Products sold in Royalty Year 3, the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of next [***] Units of Licensed Products sold in Royalty Year 3, and the aggregate amount of the Supply Purchase Price and the Variable Royalty equals [***] percent ([***]%) of Bioventus’ Net Sales of the last [***] Units of Licensed Products sold in Royalty Year 3.

6.3 Variable Royalty Payment Structure. The Variable Royalty payments due under this Agreement will be paid in SEK within [***] ([***]) days after the end of each successive Quarterly Period of each Royalty Year. Within [***] ([***]) days after Bioventus’ receipt of an invoice from Q-Med within a Quarterly Period for the supply of Licensed Products under the New US Supply Agreement, Bioventus shall pay Q-Med an initial Variable Royalty equal to SEK [***] minus any price increase in the purchase price of the Licensed Products pursuant to Sections 3.1 and 3.2 of the New US Supply Agreement per invoiced Unit (“Initial Variable Royalty Amount”). At the end of each Quarterly Period Bioventus shall calculate the Variable Royalty for such Quarterly Period (“Quarterly Royalty Amount”), and, if the Quarterly Royalty Amount is less than the Initial Variable Royalty Amount, no further Variable Royalty will be due from Bioventus for such Quarterly Period. If, however, the Quarterly Royalty Amount is greater than the Initial Variable Royalty Amount, then Bioventus shall pay Q-Med such amount to true up the Variable Royalty payment for such Quarterly Period. For the purpose of converting U.S. dollars in which any royalties arise into SEK, the rate of exchange to be applied shall be the average rate of exchange for the last [***] ([***]) Business Days of the relevant Quarterly Period as reported in the Wall Street Journal.

6.4 Minimum Sales Requirements. Bioventus will be subject to annual aggregate minimum sales requirements applicable to the Licensed Product that has a unique CMS J-code as set forth below (“Minimum Sales Requirement”). For clarity, the Minimum Sales Requirements will not apply if the Licensed Product does not receive a unique CMS J-code, and no Minimum Sales Requirement will apply for any period prior to the J-Code Date. Bioventus’ obligation to meet the Minimum Sales Requirements shall be conditioned on Q-Med’s satisfaction of its obligations under the New US Supply Agreement. Any quantity deficiency in Q-Med’s timely fulfillment of firm orders under the New US Supply Agreement shall be credited towards the aggregate minimum sales amounts below.

Year	Aggregate Minimum Units
Year 1	[***] units

Year 2	[***] units

Year 3	[***] units

Year 4	[***] units

Year 5	[***] units

Years 6 and thereafter: Such Minimum Sales Requirement as the Parties may mutually agree; provided that if the Parties are unable to agree, the Minimum Sales Requirement shall be the greater of (i) [***] units and (ii) the number of units constituting the Minimum Sales Requirement for the prior year; provided further, however, that in no event shall the Minimum Sales Requirement exceed [***] percent ([***]%) of the total number of single injection HA treatments in the Territory for the prior year.

6.5 Failure to Meet the Minimum Sales Requirement.

(a) If the Unit sales of Licensed Products for any Royalty Year are less than the Minimum Sales Requirement for such Royalty Year, Bioventus may satisfy its obligations under Section 6.2 by paying Q-Med the amount equal to the shortfall in the Variable Royalty (as defined in Section 6.2(a)) due to the failure to meet the Minimum Sales Requirement (“Shortfall Payment”). The amount of the Shortfall Payment for a Royalty Year shall be calculated according to the following formula:

SP = ((NS x MSR) x[***]) - (VS + U x SPP)

Where:

SP = the Shortfall Payment for the applicable Royalty Year

NS = Bioventus’ Net Sales for the applicable Royalty Year divided by the actual Units sold for the applicable Royalty Year

MSR = the Minimum Sales Requirement for the applicable Royalty Year

VR = the Variable Royalty due from (or already paid by) Bioventus for the applicable Royalty Year as calculated under Section 6.2

U = the Minimum Sales Requirement for the applicable Royalty Year minus the actual Units sold for the applicable Royalty Year

SPP = the Supply Purchase Price

(b) If, after the period consisting of the Royalty Year in which the J-Code Date occurs and the next [***] consecutive Royalty Years after that, a Shortfall Payment is due for [***] ([***]) consecutive Royalty Years, NSH and Q-Med may convert the license granted to Bioventus in Section 2.1 to a non-exclusive license upon [***] ([***]) days’ prior written notice to Bioventus.

(c) Upon Bioventus’ license converting to non-exclusive pursuant to Section 6.5(b), (i) each Party’s non-compete obligations under Section 3.1 shall immediately end and shall not prevent any Party from Commercializing any HA product in the Territory; (ii) the license granted to Bioventus in Section 2.1 shall not include Improvements Controlled by Q-Med or NSH after the date the license becomes non-exclusive; (iii) Bioventus shall assign the Q-Med Trademarks to Q-Med; and (iv) Bioventus shall promptly amend and/or provide Q-Med access to Bioventus’ regulatory filings for the Licensed Products in the Territory as may be necessary to allow Third Parties to distribute the Licensed Products.

(d) Bioventus’ failure to meet the Minimum Sales Requirement shall not be a breach of this Agreement and NSH’s and Q-Med’s sole and exclusive remedy in the event of a failure by Bioventus to meet the Minimum Sales Requirement is to convert the exclusive license granted under this Agreement to a non-exclusive license pursuant to Section 6.5(b).

6.6 Interest. In addition to any other remedies available to Q-Med, if Bioventus fails to pay any amounts when due, Bioventus shall pay Q-Med interest thereon at an annual rate equal to the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect on the date such payment is due at its principal office in New York City, plus [***] percent ([***]%) (or the highest rate permitted by law, if lower).

6.7 Records. Bioventus, its Affiliates and Sublicensees shall, during the Term and for a period of [***] ([***]) years thereafter, maintain complete and accurate books and records of account relating to the sale of the Licensed Product in the Territory.

6.8 Audits. Q-Med shall have the right up until the date that is [***] ([***]) years after the payment of a Variable Royalty, to have an independent certified public accountant reasonably acceptable to Bioventus examine the relevant books and records of Bioventus and its Affiliates during normal business hours to verify such Variable Royalty and any associated Shortfall Payments. In the event a determination is made that Q-Med has been underpaid, Bioventus shall promptly pay to Q-Med the amount by which Q-Med was underpaid, together with interest thereon as provided in Section 6.6. The fees and expenses of the accountant performing any verification pursuant to this Section 6.8 shall be paid by Q-Med; provided, that, if a determination is made that the amount paid to Q-Med with respect to any calendar year was less than [***] percent ([***]%) of the amount properly due to Q-Med, Bioventus shall promptly reimburse Q-Med for the costs of such verification. In the event a determination is made that Q-Med has been overpaid, Q-Med shall promptly pay Bioventus the amount by which Q-Med was overpaid without any interest thereon.

6.9 Taxes. The payments pursuant to this Article 6 shall be made without deductions for taxes, assessments, fees or charges of any kind.

6.10 Trademark Registrations. From and after the Amendment Effective Date, Bioventus shall be solely responsible for the payment of all fees and expenses incurred in connection with maintaining the DUROLANE trademarks included in the Q-Med Trademarks (including, without limitation, prosecuting any current pending applications). Q-Med and NSH shall use Commercially Reasonable Efforts to provide Bioventus with all necessary support in connection with maintaining and prosecuting presently existing trademark registrations and applications for the DUROLANE trademarks included in the Q-Med Trademarks and the filing of new applications in the Territory, including, without limitation, providing Bioventus or its named attorneys with all documents, information, necessary powers of attorney and approvals required in order to permit Bioventus or its attorneys to maintain and prosecute such registrations and applications.

6.11 Provision of Information. Within [***] ([***]) Business Days of the Amendment Effective Date, Q-Med and NSH shall provide to Bioventus a docket report for the DUROLANE trademarks included in the Q-Med Trademarks listing all trademarks, their status, the next action due and the contact information for the Person handling the prosecution and maintenance of the trademarks, and will use Commercially Reasonable Efforts to provide any other information and documents to enable Bioventus to fulfill its obligations under Sections 6.10 and 4.1.

Article 7. INTELLECTUAL PROPERTY

7.1 Ownership. Subject to the terms hereof, including the licenses and other rights granted hereunder, all Inventions shall be owned as follows, with all issues of inventorship determined by United States patent law:

(a) Q-Med/NSH Sole Inventions. Subject to the license granted under Section 2.1, Q-Med or NSH shall own the entire right, title and interest in and to all Inventions (and patents and other intellectual property rights thereto) made solely by their employees, agents, consultants or subcontractors.

(b) Bioventus Sole Inventions. Bioventus shall own the entire right, title and interest in and to all Inventions (and patents and other intellectual property rights thereto) made solely by its employees, agents, consultants or subcontractors; provided that upon termination of this Agreement, the parties shall use commercially reasonable efforts to provide Q-Med with a non-exclusive license to any Improvements to the Licensed Products developed by Bioventus during the term of this Agreement (such license to be on customary commercially reasonable terms).

7.2 Prosecution and Maintenance. Q-Med or NSH shall, at its expense, direct the filing, prosecution (including any interferences, oppositions, reissuance, and re-examinations) and maintenance of all Q-Med Patents. If Q-Med or NSH wish to abandon any patent application or patent that is a Q-Med Patent, it shall give Bioventus [***] ([***]) days’ prior written notice of the desired abandonment. Q-Med and NSH shall not abandon any such Q-Med Patent except upon the prior written consent of Bioventus. On Bioventus’ request, which may be provided at any time after the notice of desired abandonment, Q-Med and NSH shall assign to Bioventus any such patent application and patent Q-Med or NSH wish to abandon.

7.3 Infringement Claims against Third Parties.

(a) To the extent either Party becomes aware that any of the Q-Med Patents is being infringed by a Third Party’s sale or use of a product for use in the Licensed Field, and such suspected infringement does or is reasonably likely to adversely affect the Commercialization of the Licensed Product in the Licensed Field (the “Field Infringement”), the Party first having knowledge of such Field Infringement shall promptly notify the other in writing. The notice shall set forth the facts of such Field Infringement in reasonable detail, to the extent known. The Parties shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Parties, to terminate any such infringement in accordance with the terms set forth below.

(b) Q-Med shall have the first right, but not the obligation, to bring an action or take other appropriate steps in respect of such Field Infringement. Except to the extent the Parties otherwise agree to share costs, Q-Med shall be responsible for all reasonable attorney’s fees and other costs incurred by it in any litigation or other actions in respect of such Field Infringement.

(c) If Q-Med fails to undertake efforts to investigate such a Field Infringement within [***] ([***]) days after it receives a written request from Bioventus to do so, or if Q-Med fails to bring an action to abate such a Field Infringement within [***] ([***]) days after it receives a written request from Bioventus, or if Q-Med discontinues the prosecution of any such action after filing, or in the event that a Manufacturing License (as defined in the New US Supply Agreement) has been granted pursuant to the New US Supply Agreement, Bioventus may, in its discretion, undertake such action as it deems necessary to enforce the Q-Med Patents in respect of such Field Infringement. In no event shall either Party settle any action referred to in this Section 7.3 with any Third Party if such settlement would materially affect any of the rights of the other Party (as determined by that Party in its reasonable discretion) under this Agreement or Q-Med’s other products containing Stabilized HA, without the prior approval of the other Party, which approval shall not be unreasonably withheld or delayed.

(d) In connection with any action contemplated under this Section 7.3, the Parties shall cooperate fully and shall provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. If the enforcing Party reasonably determines that the other Party is an indispensable party to the action or it would otherwise be desirable for such other Party to join such action or proceeding to obtain a more effective remedy, such other Party shall consent to be joined. In such event, such other Party shall have the right, at its expense, to be represented in that action by counsel of its own choice. No settlement, compromise or other disposition of any such proceeding that concerns any Q-Med Patent shall be entered into without Q-Med’s prior written consent.

(e) If either Party exercises the rights conferred in this Section 7.3 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by such Party in connection therewith, including attorneys’ fees. If, after such reimbursement, any funds shall remain from such damages or other sums recovered, [***] percent ([***]%) of the amount of any recovery remaining shall then be allocated to the Party enforcing the Q-Med Patents under this Section 7.3 and the remaining balance to the other Party. Notwithstanding the foregoing, if the Parties agreed to share the costs incurred in respect of any such action, suit or proceeding, such damages or other sums recovered shall be shared in the same proportion as such costs were shared.

(f) Notwithstanding anything to the contrary in this Section 7.3, Q-Med shall have the sole right to enforce all Q-Med Patents in respect of any actual or suspected infringement by a Third Party’s sale or use of a product for use in the Q-Med Field.

Article 8. Q-MED TRADEMARKS

8.1 Ownership of Q-Med Trademarks. Q-Med and NSH hereby assign to Bioventus all rights in and to the Q-Med Trademarks, together with the goodwill associated with or attached to the Q-Med Trademarks. All use of the Q-Med Trademarks by Q-Med and NSH shall inure to the benefit of Bioventus. Bioventus shall have the sole right to prosecute and maintain the Q-Med Trademarks.

8.2 No Contest. Q-Med and NSH each agree that neither Q-Med or NSH, nor their Affiliates will: (a) contest, oppose or challenge, or assist any party in contesting, opposing or challenging, Bioventus’ ownership of the applicable Q-Med Trademarks (or the distinctiveness or validity of the applicable Q-Med Trademarks); (b) at any time do or fail to do any act or thing that will in any way impair Bioventus’ ownership of or rights in and to the Q-Med Trademarks, or any registration thereof; (c) register or attempt to register any Q-Med Trademark in the Territory in the name of any party other than Bioventus; (d) oppose Bioventus’ registration of any applicable Q-Med Trademark (alone or with other words or designs) in any jurisdiction; or (e) make any application for or register any trademark, service mark, trade name, business name, domain, URL or any other name, term, design or designation identical, incorporating or confusingly similar to the Q-Med Trademarks.

Article 9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Q-Med and NSH Representations and Warranties. Q-Med and NSH, jointly and severally, each represent, warrant and covenant to Bioventus, as of the Amendment Effective Date, that:

(a) It has the legal power to extend the rights granted to Bioventus under this Agreement and that it has not made, and throughout the term of this Agreement will not make, any commitments to others inconsistent with such rights;

(b) Except in respect of rights granted to the Q-Med IP for products other than the Licensed Product, Q-Med and NSH own all rights, title and interest in and to the Q-Med IP free and clear of any options, guarantees, Liens, either written, oral, or implied, or any other encumbrances, including any claim of current or former employees or contractors of Q-Med or NSH, or of any of their Affiliates, and to the extent that any such employees or contractors have developed any Q-Med IP, such parties have assigned, or are under an ongoing obligation to so assign, to Q-Med or NSH all of their rights therein, including intellectual property rights;

(c) Except for rights that have expired or were terminated in writing prior to the Initial Effective Date and no longer have any force or effect, neither Q-Med nor NSH has granted a right to any Third Party to develop, market, sell, promote, or distribute in the Territory a Licensed Product for use in the Licensed Field;

(d) The Q-Med IP is not the subject of any notice or claim to Q-Med or NSH regarding any infringement of any such rights in respect of any use in the Licensed Field, and, to the Knowledge of Q-Med and NSH, no Third Party is infringing any Q-Med IP in respect of any use in the Licensed Field, and Q-Med Trademarks are not the subject of any notice or claim to Q-Med or NSH regarding any infringement of any such rights, and, to the Knowledge of Q-Med and NSH, no Third Party is infringing any Q-Med Trademarks;

(e) Neither Q-Med nor NSH has any Knowledge that any Q-Med Patents that are part of the Q-Med IP are invalid or unenforceable; and neither Q-Med nor NSH has made any claims, which are now outstanding, against a Third Party alleging infringement of any of the Q-Med Patents in the Licensed Field or of any of the Q-Med Trademarks;

(f) Neither this Agreement nor the transactions contemplated hereby shall result in Q-Med or NSH granting to any Third Party any right with respect to any Q-Med IP in the Licensed Field or Q-Med or NSH being bound by, or subject to, any non-compete (other than Section 3.1) or other restriction on the use of the Q-Med IP in the Licensed Field;

(g) Neither Q-Med nor NSH has received any notice from any governmental authority to the effect that either of them has not materially complied with or is not now in material compliance with material laws and regulations relating to the manufacture, use or sale of the Licensed Product;

(h) There are no claims, actions, suits or other proceedings pending, or to the Knowledge of Q-Med and NSH, threatened which, would reasonably be expected to materially and adversely affect the ability of Q-Med or NSH to perform its obligations hereunder;

(i) Neither Q-Med nor NSH has filed for bankruptcy, is insolvent, has proposed a compromise or arrangement to its creditors generally, has had any petition or a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise of arrangement with its creditors, has taken any proceeding to have it declared either bankrupt or liquidated, has taken any proceeding to have a receiver appointed for any part of its assets, and has had any execution, charging order, levy or distress warrant become enforceable or become levied upon any of its assets;

(j) To the Knowledge of Q-Med and NSH, there have been no claims or judicial proceedings concerning any of the Q-Med Patents in respect of any use in the Licensed Field and no such claims have been threatened;

(k) Each of Q-Med and NSH are duly organized, validly existing and in good standing under the laws of each of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to perform its obligation hereunder and thereunder;

(l) (i) Q-Med’s and NSH’s execution, delivery and performance of this Agreement has been duly authorized by Q-Med and NSH and this Agreement and the New US Supply Agreement will each be, upon its execution and delivery, a valid and binding legal obligation of Q-Med and NSH, enforceable in accordance with its terms;

(m) The execution, delivery and performance of this Agreement and the New US Supply Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the corporate charter or by-laws (or similar organizational documents) of Q-Med or NSH, (ii) violate or conflict with any law or governmental order applicable to Q-Med or NSH, or their assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of Q-Med or NSH pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which either of them are a party or by which any of Q-Med’s or NSH’s shares of capital stock or any of Q-Med’s or NSH’s assets or properties is bound or affected;

(n) No permit, approval, authorization or consent of any Person is required in connection with the execution, delivery and performance by Q-Med and NSH of this Agreement and the New US Supply Agreement or the consummation of the transactions contemplated hereby;

(o) Q-Med and NSH have informed Bioventus as to the development of any Improvements, setting forth with particularity the nature of the Improvement, including, in the case of proposed changes to a Licensed Product, test data, and whether either of them intend to prepare, file, prosecute and maintain domestic or foreign patents with respect thereto;

(p) To the Knowledge of Q-Med and NSH, there are no outstanding and unresolved deficiencies regarding the source materials, manufacturing process or procedures or quality control processes that would materially affect the safety or quality of Licensed Product manufactured or supplied as of, or after, the Amendment Effective Date; and

(q) Q-Med and NSH shall maintain in good standing the Q-Med Patents, the trademarks licensed under the New Nasha Amended License Agreement, and all applications and registrations associated with such trademarks.

9.2 Bioventus Representations and Warranties. Bioventus represents, warrants and covenants, as of the Amendment Effective Date, that:

(a) Bioventus is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and to perform its obligation hereunder;

(b) Bioventus’ execution, delivery and performance of this Agreement has been duly authorized by Bioventus, and this Agreement will be, upon its execution and delivery, a valid and binding legal obligation of Bioventus, enforceable in accordance with its terms;

(c) The execution, delivery and performance of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of its corporate charter or by-laws (or similar organizational documents) of Bioventus, (ii) violate or conflict with any law or governmental order applicable to Bioventus or its assets, properties or businesses, or (iii) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of capital stock or any of the assets or properties of Bioventus pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of Bioventus’ shares of capital stock or any of Bioventus’ assets or properties is bound or affected; and

(d) Other than as expressly stated in this Agreement, no Permit, approval, authorization or consent of any person is required in connection with the execution, delivery and performance by Bioventus of this Agreement or the consummation of the transactions contemplated hereby;

9.3 Limitations on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.1 ABOVE, Q-MED DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE Q-MED PATENTS AND THE LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE IS NO EXPRESS OR IMPLIED WARRANTY: (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) THAT ANY Q-MED PATENTS ARE VALID OR ENFORCEABLE, OR (c) THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 9.2 ABOVE, BIOVENTUS DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE BIOVENTUS PATENTS, EITHER EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THERE IS NO EXPRESS OR IMPLIED WARRANTY: (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (b) THAT ANY BIOVENTUS PATENTS ARE VALID OR ENFORCEABLE, OR (c) THAT THE USE OR PRACTICE OF ANY BIOVENTUS PATENTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

Article 10. INDEMNIFICATION

10.1 Q-Med Indemnification. Except to the extent provided in Section 10.2, Q-Med and NSH shall indemnify, defend and hold harmless Bioventus and its Affiliates and Sublicensees, and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers to the extent the same become subject to a claim in such capacity (“Bioventus Indemnified Parties”) from and against any and all damages, losses, claims, expenses, obligations or liabilities, including reasonable attorneys’ fees and disbursements, (collectively, “Losses”) arising out of or in connection with:

(a) the breach of any of Q-Med’s or NSH’s representations and warranties made hereunder or under the New US Supply Agreement; and

(b) the breach of any of Q-Med’s or NSH’s covenants or agreements made hereunder.

10.2 Bioventus Indemnification. Except to the extent provided in Section 10.1, Bioventus shall indemnify, defend and hold harmless Q-Med and NSH, and their Affiliates and its and their respective officers, directors, shareholders, successors, assigns, agents, employees and insurers to the extent the same become subject to a claim in such capacity (“Q-Med Indemnified Parties”) from and against any and all Losses arising out of or in connection with:

(a) the breach of any of Bioventus’ representations and warranties made hereunder or under the New US Supply Agreement; and

(b) the breach of any of Bioventus’ covenants or agreements made hereunder.

10.3 Intellectual Property Infringement Claims.

(a) Q-Med and NSH shall indemnify, defend and hold harmless the Bioventus Indemnified Parties from and against any and all Losses (including expert fees and expenses) in connection with any claims, actions or proceedings instituted against any of the Bioventus Indemnified Parties, including all appeals thereof, that arise out of or result from the infringement of a Third Party’s patent rights or the misappropriation by Q-Med or NSH of any trade secrets of a Third Party by the importation, offer for sale, sale or use of the Licensed Product for any use in the Licensed Field or, to the extent such claims, actions or proceedings arise of the composition of matter of the Licensed Product, any use to treat osteoarthritis in other synovial joints (a “Durolane IP Claim”). For the avoidance of doubt, Durolane IP Claims do not include claims arising out of the infringement of patents claiming any use outside of the Licensed Field. Q-Med’s and NSH’s indemnification obligations under Section 10.3(a) exclude indemnification for increased, enhanced or treble damages assessed under 35 U.S.C. 284 in an infringement action as a result of any willful or intentional acts or conduct on the part of any of the Bioventus Indemnified Parties, except to the extent Bioventus acts in reliance upon a legal opinion or other directive provided by or at the request of Q-Med or NSH.

(b) In connection with any Durolane IP Claim by a Third Party, Q-Med shall be responsible for the payment of all royalties and all other payments to such Third Party under any license or other agreement entered into by Q-Med or NSH or, with the approval and at the direction of Q-Med, Bioventus in respect of the use of such Third Party’s IP rights to Commercialize the Licensed Product for the uses referred to in paragraph (a) above. Q-Med shall have the sole right, in its sole discretion, to settle any such claim or enter into any such license or other settlement agreement.

10.4 Limitations on Indemnification

(a) Notwithstanding anything to the contrary herein, except with respect to claims arising out of fraud or intentional misrepresentation, in no event shall Q-Med and NSH, collectively on the one hand, or Bioventus, on the other hand, be liable for Losses pursuant to Sections 10.1(a) or 10.2(a), as applicable, in excess of the amounts paid by Bioventus pursuant to Article VI hereof.

(b) Notwithstanding anything to the contrary herein, no Party shall be obligated to indemnify any other Party hereunder to the extent such claim arises from the Party seeking indemnification or such Party’s or its Affiliates’, sublicensees’, or assigns’ intentional misconduct or breach of its representations or warranties hereunder.

10.5 Procedure. The Party seeking indemnification under Sections 10.1, 10.2 or 10.3 shall provide the indemnifying Party with written notice of any claim or action within ten days of its receipt thereof, and shall afford the indemnifying Party the right to control the defense and settlement of such claim or action, including the right to select counsel. The Party seeking indemnification shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action, including providing access to witnesses and documents for discovery or the prosecution of any claims and defenses. If the defendants in any such action include both Parties, and the indemnified Party concludes that there may be legal defenses available to it which are inconsistent with those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the indemnified Party shall bear the cost and expense of such separate defense, unless and to the extent the Parties otherwise agree or it is determined through arbitration hereunder that such costs and expense are or were required to be indemnified by the indemnifying Party and are or were required to be incurred separately due to such inconsistent defenses. Should the indemnifying Party determine not to defend such claim or action, the indemnified Party shall have the right to maintain the defense of such claim or action and the indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees). Except to the extent provided in Section 10.3(b), neither Party shall settle any such claim or action in a way that materially adversely impacts the other Party without the prior approval of such other Party (which approval shall not be unreasonably withheld). Withholding such approval for any reason unrelated to the litigation expenses, liability, or damages in the pending claim or the settlement terms thereof shall be unreasonable.

10.6 Insurance. Each Party shall (and shall cause its respective Affiliates, as required, to), promptly after the Amendment Effective Date and extending throughout the Term and for a period of not less than [***] ([***]) months following the termination or expiration of this Agreement, carry or be subject to coverage (as a named insured) under product liability insurance in an amount of not less than [***] dollars ($[***]) limit, which insurance shall be written on a “claims-made” policy basis with an insurance carrier rated at least [***] by Bests Rating Service or a comparable rating by a comparable rating service (including [***] by Standard & Poor’s and [***] by Moody’s). Q-Med and NSH shall provide Bioventus with evidence of coverage contemplated hereby, in the form of certificates of insurance, as reasonably requested in writing, which certificates shall provide that the insurer shall notify the other Party at least [***] ([***]) days prior to any cancellation or nonrenewal.

Article 11. CONFIDENTIAL INFORMATION

11.1 Treatment of Confidential Information. Each Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without prior consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. “Confidential Information” means all non-public, proprietary data or information and materials received by either Party from the other Party pursuant to this Agreement or prior to the date hereof that are designated as confidential in writing by the disclosing Party. Notwithstanding the foregoing, information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (i) if the disclosing Party, within 30 days after such disclosure, delivers to the other Party a written document describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made, or (ii) such information is of the type that is customarily considered to be confidential information by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties. Notwithstanding Section 11.2 or anything other provision of this Article 11, in no event shall Bioventus disclose or use any Q-Med Manufacturing Technology, except as permitted under Section 11.3 hereof, Section 6.2 of the New US Supply Agreement or as expressly permitted under this Agreement in connection with the submission of Regulatory Filings.

11.2 Exceptions. A Party shall not have the obligations set forth in Section 11.1 with respect to any portion of such Confidential Information that it can show by adequate documentation: (a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party; (b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party; (c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential; (d) has been published by a Third Party; or (e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

11.3 Required Disclosures. This Article 11 shall not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required to by law or valid order of a court or other governmental authority; provided, that the disclosing Party shall (to the extent permitted) give the other Party prior notice of such required disclosure and cooperate with such other Party in order that such other Party may seek a protective order or relief to prevent or limit the Confidential Information required to be disclosed; provided, further, that the disclosing Party shall only disclose that portion of the Confidential Information that such Party is advised by its legal counsel is required to be disclosed by law.

11.4 Permitted Disclosures. Nothing contained herein shall prevent either Party from disclosing information to the extent such information is required to be disclosed (a) for the purposes of compliance with governmental regulations, or (b) to Sublicensees for the purpose of sublicensing; provided, that the Sublicensee is subject to confidentiality obligations commensurate with those in Article 11.1. In addition, nothing contained herein or in any other agreement between the Parties shall prevent Bioventus from disclosing information to the extent Bioventus determines that such information is necessary or useful to disclose in connection with its regulatory purposes, including disclosures in connections with filings or submissions to regulatory bodies. Such permitted disclosures shall also include, in Bioventus’ discretion, disclosures to Third Party consultants and advisors assisting Bioventus with regulatory work (provided that such Third Party consultants and advisors are subject to confidentiality obligations commensurate with those in Article 11.1). Prior to making disclosure to any governmental authority, each Party shall use its reasonable efforts to provide the other with notice and an opportunity to seek a protective order and confidential treatment of any such disclosure. Nothing contained herein shall prohibit any Party from making disclosure of Confidential Information to its Affiliates in connection with such Party’s performance of its obligations under this Agreement or the exercise of its rights hereunder. Prior to disclosure of Confidential Information to a Party’s Affiliate, such Affiliate shall execute a confidentiality agreement fully consistent with the terms and conditions of this Agreement and each Party shall be liable to the other Party for actions of its Affiliate.

11.5 Disclosure of Financial and Other Terms.

(a) No Party will issue any press release with respect to the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. For the avoidance of doubt, a Party may re-use the text of a press release previously approved by the other Parties without further consent.

(b) Except as required by applicable laws, treaties, and regulations (including securities laws), the Parties agree that the consideration terms set forth in Article 6 of this Agreement and the pricing terms set forth in Article 3 of the US Supply Agreement (the “Material Financial Terms”) will be considered Confidential Information of all Parties and shall be subject to the confidentiality and non-disclosure restrictions set forth in this Article 11 with respect to Confidential Information.

(c) Notwithstanding the foregoing, (i) any Party may disclose any terms as are required to be disclosed in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules (e.g., the U.S. Securities and Exchange Commission or any other stock exchange on which securities issued by a Party may be issued) or otherwise disclosed pursuant to applicable law; provided, that (1) the terms of this Agreement shall be redacted to the greatest extent reasonably possible and (2) to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement).

(d) In addition, each Party shall have the right to disclose the Material Financial Terms and information regarding the development and Commercialization status of the Licensed Product under confidentiality undertakings substantially similar to those contained herein to any actual or potential acquirer, merger partner, investors or providers of financing (whether in the form of debt, equity or otherwise) and their advisors.

Article 12. TERMINATION

12.1 Term. Unless previously terminated in accordance with Section 12.2 or 12.3 of this Agreement, this Agreement shall remain in force until the [***] ([***]) anniversary of the Amendment Effective Date (such date, the “Termination Date” and the period from the Amendment Effective Date until such date, the “Term”).

12.2 Termination for Default. If either Party (“Breaching Party”) commits a material breach of its obligations under this Agreement, the other Party (“Terminating Party”) may terminate this Agreement. The Terminating Party shall provide written notice to the Breaching Party, which notice shall identify the material breach, the intent to so terminate and the actions or conduct that it considers would be an acceptable cure of such breach. The Breaching Party shall have a period of [***] ([***]) days after such written notice is provided to cure such breach. If such breach is not cured within such [***] ([***]) day period, the Agreement shall be terminated.

12.3 Termination of the US Supply Agreement. If the New US Supply Agreement is terminated pursuant to Section 6.3 thereof, the Terminating Party (as defined in the New US Supply Agreement) may terminate this Agreement simultaneously with such termination of the New US Supply Agreement.

12.4 Termination for Patent Challenge. If Bioventus or any of its Affiliates commences or otherwise, directly or indirectly, pursues (or voluntarily assists Third Parties to pursue, other than as required by law or legal process) any proceeding seeking to have any of the Q-Med Patents revoked or declared invalid, unpatentable, or unenforceable, Q-Med or NSH may declare a material breach hereunder and shall then have the right to exercise the remedies available under Section 12.2 with immediate effect without further notice or right to cure.

12.5 Termination for Failure of Receipt of FDA Acceptance. If the FDA notifies Bioventus that the data from the Chinese Study is not sufficient for submission of a new pre-market application (PMA) for the Licensed Product, or if a PMA based on such data is ultimately not approved, Bioventus may terminate this Agreement upon written notice.

12.6 Termination Related to PMA. Provided that Q-Med has complied with its obligations under Section 4.1 of this Agreement and Section 2.5 of the New US Supply Agreement, Q-Med may terminate this Agreement upon written notice if (x) Bioventus does not submit a PMA for the Licensed Product within [***] ([***]) months of the Amendment Effective Date; (y) the Initial Regulatory Approval Date is not achieved within [***] ([***]) months after a PMA is submitted; or (z) Bioventus has not made the payment under Section 6.1(c) within [***] ([***]) months of the Amendment Effective Date.

12.7 Effect of Termination.

(a) Termination of this Agreement, for whatever reason, shall not affect any rights or obligations accrued by either Party prior to the effective date of termination. The following provisions shall survive any expiration or termination of this Agreement: Sections 4.3, 6.6, 6.7, 6.8, 6.9, 7.1, 7.3 and 12.6, and Articles 9, 10, 11 and, to the extent required to effect to the foregoing, Articles 1 and 13. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available, except as agreed to or otherwise expressly provided for herein.

(b) Upon termination of this Agreement, all rights and licenses granted by Q-Med or NSH to Bioventus hereunder shall terminate, except to the extent provided in paragraph (c) below (and for the avoidance of doubt, such rights shall revert to Q-Med and/or NSH as applicable).

(c) For a period of [***] ([***]) months following termination, Bioventus may continue to sell in the ordinary course of business, including using Commercially Reasonable Efforts to maintain pricing, Licensed Product comprising its inventory (and all licensed Product then in transit or subject to Firm Orders); provided, that Bioventus shall not have such rights if such termination arose out of a breach of a payment obligation or any other obligation relating specifically to the purchase or sale of Licensed Product or any other breach that would be continued or aggravated by such sale of inventory. All such sales shall be subject to all applicable terms of this Agreement and the US Supply Agreement.

(d) If Q-Med terminates this Agreement under Section 12.2, 12.3, or 12.6, Q-Med shall automatically have a non-exclusive license to use the Q-Med Trademarks and, notwithstanding anything to the contrary in this Agreement, without any additional consideration to Bioventus:

(i) Bioventus shall promptly assign to Q-Med all Regulatory Filings and Regulatory Approvals and all Information Controlled by Bioventus that relate solely to the Licensed Product, or, if such assignment is not legally permissible or such filings, approvals and Information do not relate solely to the Licensed Product, grant Q-Med the exclusive license and right to access, use, and cross-reference such filings, approvals and Information for the development and Commercialization of the Licensed Product; provided, however, Bioventus shall have no obligation to make such assignment or grant such license in the event of termination under Section 12.6;

(ii) Any Q-Med Information and other materials transferred by Q-Med to Bioventus pursuant to this Agreement in respect of the Licensed Product shall be promptly returned by Bioventus to Q-Med or at Q-Med’s option, destroyed, except that Bioventus may retain one copy of any tangible embodiments included within such Information solely for the purpose of satisfying any requirements of law or as need to comply with all laws, rules or regulations applicable to Bioventus;

(iii) Bioventus shall promptly assign or otherwise grant all rights required to be assigned or granted under this Section 12.7 promptly and shall promptly (but not later than [***] days) transfer all tangible embodiments to which Q-Med or NSH has rights under this Section 12.7;

(iv) Bioventus shall assign the Q-Med Trademarks to Q-Med; and

(v) Bioventus shall cooperate in any reasonable manner requested by Q-Med and NSH to achieve a smooth and expeditious transition of the Commercialization of the Licensed Product to Q-Med or its licensees.

Article 13. MISCELLANEOUS

13.1 Disclaimers. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR ANY OTHER LEGAL THEORY. Notwithstanding anything to contrary herein or in the New US Supply Agreement, neither Party shall have any liability under this Agreement for an indemnification claim or other matter to the extent that such claim or other matter was satisfied under the New US Supply Agreement.

13.2 Choice of Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent or trademark shall be determined by the law of the country in which the patent was granted.

13.3 Arbitration. Any dispute arising out of or in connection with, or relating to, this Agreement, or the breach, termination, or invalidity hereof, including claims of fraud in the inducement, shall be resolved as follows. In the event of a dispute between the Parties, either Party may initiate the dispute resolution procedures of this Section 13.3 by providing written notice (the “Notice of Claim”) to the other Party identifying the dispute and stating the desire to resolve the dispute. After receiving the Notice of Claim, respondent will respond in writing within [***] ([***]) calendar days by stating its position and setting forth a proposed resolution of the dispute. If claimant and respondent are not able to resolve the dispute within [***] ([***]) calendar days after the date of such response, the matter in dispute shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of the AAA for the purposes of such proceeding, and any counterclaims that relate in any respect to this Agreement thereafter asserted by a Party to such proceedings. The arbitral tribunal shall be comprised of three arbitrators with relevant expertise in the subject matter of the dispute. The arbitrators shall have the full authority, consistent with New York law, to consider granting non-monetary relief, including, but not limited to, rescission, termination, declaratory judgment, or any form of equitable relief recognized under New York law. A Party may pursue both non-monetary and monetary relief without regard to election of remedies, but may not be granted inconsistent or duplicative remedies. The place of arbitration shall be [***]. The language to be used in the arbitral proceedings shall be English. The Parties agree that the losing Party shall bear the cost of the arbitration filing and hearing fees, the cost of the arbitrators and the AAA administrative expenses and the attorney’s fees and reasonable associated costs and expenses of each Party. The Parties agree to reasonable document discovery provided the requesting Party makes a showing of relevance and need to the tribunal. Notwithstanding the foregoing, either Party may seek an immediate injunction from a court of competent jurisdiction (i) to prevent the disclosure of Confidential Information in violation of Article 11; or (ii) to prevent an assignment of this Agreement in violation of Section 13.4. Notwithstanding the foregoing, either Party may seek an immediate injunction from a court of competent jurisdiction to enforce the non-compete in Article 3.

13.4 Assignment. Neither this Agreement nor any of the rights and obligations arising hereunder may be assigned or transferred by either Party without the prior written consent of the other. Such consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, (a) either Party may assign this Agreement without the consent of the other Party to any Affiliate of such Party; provided, that such Affiliate assumes such assignment in writing to the other Party and the assigning Party shall remain joint and severally liable with such Affiliate for all of its obligations under this Agreement; and (b) Bioventus may assign or transfer this Agreement without the consent of Q-Med or NSH to any acquiring entity in connection with a Bioventus Change of Control.

13.5 Effect of Insolvency. To the extent permitted by applicable law: (a) the validity of this Agreement shall not be affected by any proceeding under a law relating to insolvency or adjustment of debt; (b) this Agreement shall not be subject to termination on the basis that any Party becomes a party to any insolvency proceeding or one that contemplates the adjustment of debt; and (c) if Q-Med or NSH become a debtor in a proceeding under a law relating to insolvency or adjustment of debt, Bioventus may retain its rights with respect to the Q-Med IP under this Agreement for the duration of the Term and may offset against any royalty or other payment obligations the amount of any damages caused by nonperformance of any of Q-Med’s or NSH’s obligations under this Agreement.

13.6 Consents. Except as may otherwise be expressly provided herein, all consents and other approvals required to be provided under this Agreement shall not be withheld or delayed unreasonably and shall be provided in writing.

13.7 Notice. Any notice to be given by one Party to the other shall be in writing and shall be deemed given when delivered personally, mailed by certified or registered mail, postage prepaid or sent by reputable international courier (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by facsimile (such facsimile notice to be effective upon receipt of confirmation (a) on the date so confirmed if prior to 5 p.m. local time on a local Business Day, or (b) if not so confirmed prior to 5 p.m. local time on a local Business Day, the following Business Day), and addressed as follows (or to such other address as a Party may designate as to itself by written notice to the other Party):

If to Q-Med:

Q-Med AB

Seminariegatan 21

SE-752 28 Uppsala

Sweden

Attention:

Telephone:

Facsimile:

If to NSH:

Nestlé Skin Health S.A.

Avenue Gratta-Paille 2

Lausanne, Vaud

Switzerland

Attention:

Telephone:

Facsimile:

If to Bioventus:

Bioventus LLC

4721 Emperor Blvd. Suite 100

Durham, NC 27703

Attn.

With a copy to

Bioventus LLC

4721 Emperor Blvd. Suite 100

Durham, NC 27703

Attn.

13.8 Force Majeure. Neither Party shall be responsible or liable in any way for failure or delay in carrying out the terms of this Agreement (other than any payment or confidentiality obligations) resulting from any cause or circumstance beyond its reasonable control, including fire, flood, other natural disasters, war, labor difficulties, interruption of transit, accident, explosion, civil commotion, delays in performance or supplies from its suppliers and subcontractors and acts of any governmental authority; provided, that the Party so affected shall give prompt notice thereof to the other. If any such cause prevents either Party from performing any of its material obligations hereunder for more than [***] ([***]) days, the other Party may then terminate this Agreement upon [***] ([***]) days prior notice. Except as provided in the preceding sentence, no such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

13.9 Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties hereto and specifically referencing this Agreement.

13.10 Entire Agreement.

(a) This Agreement, together with the New US Supply Agreement, the Quality Agreement and the New Nasha Amended License Agreement, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

(b) Upon the Amendment Effective Date, the Current US License Agreement shall be terminated and replaced in its entirety with this Agreement, except for purposes of indemnification obligations occurring prior to the Amendment Effective Date.

13.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid or unenforceable under applicable law, such provision will be ineffective only to the extent of such prohibition, invalidity unenforceability, without invalidating the remainder of this Agreement and the Parties shall in good faith seek to agree on an alternative provision reflecting the intent of the Parties that is enforceable.

13.12 Expenses. Except as set forth in this Agreement, Q-Med, NSH and Bioventus will each bear their own expenses and the expenses of their respective Affiliates incurred in connection with the negotiation and preparation of this Agreement.

13.13 Further Actions. Q-Med, NSH and Bioventus each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper and execute and deliver such documents and other papers as may be required to make effective the transactions contemplated by this Agreement.

13.14 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Q-Med, NSH or Bioventus in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of Q-Med, NSH or Bioventus of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.15 Relationship of the Parties. The Parties shall each be an independent contractor in the performance of their respective obligations hereunder, and, the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the Parties. Each Party shall be responsible for and shall comply with all state, local, federal and foreign laws pertaining to employment taxes, income withholding and other employment related statutes applicable to that Party. Except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

13.16 No Third Party Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

13.17 Construction. This Agreement will be deemed to have been drafted by both Q-Med, NSH and Bioventus and will not be construed against either Party as the draftsperson hereof.

13.18 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

13.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

13.20 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

13.21 Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties execute this Agreement as of the Amendment Effective Date.

Q-MED		BIOVENTUS LLC

By:	/s/ Christian Matton	By:	/s/ Anthony P. Bihl III
Name: Christian Matton		Name: Anthony P. Bihl III
Title: Chairman of the Board		Title: CEO

NESTLÉ SKIN HEALTH S.A.

By:	/s/ Stuart Raetzman
Name: Stuart Raetzman
Title: Member of the Board

SCHEDULE A

Q-MED PATENTS

POLYSACCHARIDE GEL COMPOSITION

Property / Category Sub Type	Renewal date / Duration	Filing date / Reg. date	Application No / Registration No.	Country
Patent	Expiration date: Dec. 12, 2017	Granted: Oct. 27, 1998	US5827937	U.S.A

SCHEDULE B

Q-MED TRADEMARK(S)

DUROLANE